Exhibit 99.1

LASERCARD CORPORATION

LCRD Reports Fiscal 2008—
First Quarter Results
July 19, 2007

LCRD Reports Fiscal 2008—First Quarter Results

OPERATOR: Welcome to LaserCard Corporation’s Quarterly Financial Results Conference Call. All participants will be in listen only until the question and answer session of the conference. The conference is being recorded at the request of LaserCard Corporation. If you have any objections, you may disconnect at this time. I’d like to introduce the host for today’s conference call, Mr. Steve Larson, CFO. Thank you, Mr. Larson. You may begin.

MR. STEVE LARSON: Thanks, John. Good afternoon and welcome, and thank you for attending LaserCard Corporation’s Fiscal 2008 First Quarter Conference Call. With me today is Chief Executive Officer and President, Richard Haddock, and Chief Operating Officer, Chris Dyball.

Before we begin, I would remind you that all the statements made during this conference call, including responses to your questions, which are not historical facts, are forward-looking statements made in reliance upon a federal security safe harbor law. Such forward-looking statements are not guarantees of future performance or events; rather, they are based upon our current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as may, will, intend, expects, plans, visualizes, believes, anticipates, and estimates.

Forward-looking statements in this conference call include our expectations for the future, including revenue and orders from, shipments to, and plans of specific programs, and newly introduced Authenticator, e-Passport, and LaserPass products; including our confidence that the Italian national citizen ID card rollout will happen this calendar year; our expectations next quarter for operating expense levels and cash usage; that General Dynamics, supported by us, is well positioned to win the equipment upgrade of the DHS Card Issuing facilities; and our focus on strategically positioning LaserCard for growth opportunities worldwide, including about a dozen programs in various stages of development that offer significant growth potential for us, as well as our plans and priorities for the coming months.

These forward-looking statements involve a number of risks and uncertainties, including, but not limited to, whether the Italian Government timely proceeds with full implementation of its Secure National ID Card Programs and places sizeable card orders with us, and whether the developing programs materialize and use our products or services, as well as those contained in today’s news release in our Forms 10-K and 10-Q and other SEC filings.

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Due to these risks and other risks, our future actual results may differ materially from those disclosed in this call. Forward-looking statements speak only as of today, and we make no…we undertake no obligation to publicly update or revise these statements whether as a result of new information, future events, or otherwise.

Today’s release can be found at www.lasercard.com or obtained by calling LaserCard at 650-969-4428. I will now turn the call over to Richard.

MR. RICHARD HADDOCK: Good afternoon, everyone. Welcome to the review of our fiscal 2008 first quarter results. I’ll begin with the financial and operational highlights, and then Steve will provide a detailed review of the financials. I’ll follow with an update of our programs, strategic plans, and priorities before taking questions. Let’s get started with the financial summary for the first quarter.

We reported revenues of $7.9 million and a net loss of $2.4 million or ($0.20) per share. We ended the quarter with approximately $17.6 million in cash.

Key highlights of the quarter include first, the successful expansion of a National ID card program in the Middle East. In the quarter, we received purchase orders for Optical/Smart cards and encoders totaling approximately $6 million for shipment during the balance of calendar 2007 for this program, which features distributed card issuance. Our arrangements allow for up to an additional $36 million worth of cards to be purchased over the next four years.

Second, in the U.S. market, this was the first full quarter of Department of Homeland Security orders for Laser Visas and Green Cards under our new contract. And we’re working on bids for additional new U.S. opportunities.

Third, we’re moving forward to open markets and opportunities with new products. Our German subsidiary, Challenge Card Design, received an initial order for our newly introduced polycarbonate passport data page. The product specifically addresses the global requirement for increased security in passports, and, as an option, provides the most widely adopted means to integrate the new ICAO standard e-passport chip.

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We’re also very encouraged by the initial market response to our new Green Card Authenticator product. Following the positive feedback from our initial customers, we believe there is now even more opportunity for this product as a result of the actions by states, such as Arizona, to enact very stringent penalties against companies employing illegal aliens.

We successfully completed the first installation of LaserPass-Access, our solution for secure building access. As part of this project, we personalize employee badges on a fee-per-badge basis. The customer captures the employee information and transfers it to us via a secure Internet-based data delivery solution that we developed.

Finally, we continue to strengthen our sales team. We are pleased to welcome Dave Oller in the newly created role of vice president of sales. Dave joins us with a great record of sales management of high technology companies, including CompuServe and IBM where he pioneered new market sectors. He has also played a key role in the successful development of startups and small companies. With that introduction, I’ll now hand the call over to Steve for more details on the financials.

MR. LARSON: Thank you, Richard. Total revenues for the fiscal 2008 first quarter were $7.9 million as compared with $9.2 million for our previous quarter. Optical Memory Card revenues were $4.6 million versus $5.1 million in the fourth quarter last year. Total Optical Card revenues included the following: $2.7 million for Green Cards and Laser Visas to the U.S. government, about $900,000 of National ID cards for a Middle Eastern country, about $600,000 for vehicle registration programs in India, and about $200,000 for the Canadian and other miscellaneous programs.

Optical Card ASP was $3.73 this quarter versus $5.51 last quarter. The change in ASP is due to mix as most cards sold in the fourth quarter of last year contained an IC chip in addition to the optical stripe.

The drive and systems segment revenue was approximately $400,000 in the first quarter compared with about $1 million in the fourth quarter of last year. In addition to drives, this segment includes enabling services and software revenues which amounted to about $400,000 in the fourth quarter of last year for the National ID card program in the Middle East.

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Sales of specialty cards or printers totaled $2.9 million in the first quarter of this year versus $3.1 million in the previous quarter.

Consolidated gross margin on product sales was 21 percent in the first quarter as compared with 12 percent in the fourth quarter last year. The Optical Card gross margin in the June quarter was 23 percent as compared with 11 percent in the previous quarter. The increase in gross margin is due to a 31 percent increase in unit volume and also a shift in product mix. The first quarter includes a higher proportion of optical-only cards versus the fourth quarter of last year when the lower-margin hybrid cards accounted for two-thirds of the OMC revenue. The gross profit margin on specialty cards and printers was 24 percent compared with 19 percent in the fourth quarter last year.

As to operating expenses, selling, general, and administration - expenses totaled $3.5 million in the first quarter versus $3.9 million in the fourth quarter last year. The decrease was due to a one-time expenditure of $400,000 for consulting expenses in the fourth quarter last year. I anticipate that SG&A expenses will remain at about this level for the second quarter.

Research and development expenditures were $800,000 for the June quarter, about the same as in the fourth quarter last year. We anticipate that R&D spending will increase 8 to 10 percent through the next two quarters for product development activities.

Appreciation and leasehold amortization expense was approximately $730,000 in the just-completed quarter versus $715,000 in the previous quarter.

Cash plus investments was $17.6 million on June 30th versus $20.5 million on March 31st, 2007. Cash used by operating activities in the first quarter was $2.7 million. We anticipate that cash used in operating activities during our September quarter will be minimal.

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Capital asset expenditures amounted to about $200,000 for the quarter. Our current ratio at June 30th is 4.4:1 compared with 4.1:1 at March 31st.

Optical Memory Card backlog at June 30th was $7 million, which is shippable in the next two quarters, and consists primarily of cards for the U.S., Middle East, and Canadian programs.

We also have $25.6 million in advance payments and deferred revenue related to the second-source Optical Memory Card manufacturing operation targeted for Slovenia.

We remain financially strong with $17.6 million in cash and investments, and are excited about our future prospects given the progress made in our core business programs.

Now I’d like to hand the call back to Richard.

MR. HADDOCK: Thanks, Steve. I’ll begin with highlights of our major secure ID programs.

First, let me update you on our ID project in the Middle East, which continues to move ahead very positively. We booked orders of approximately $6 million of Optical/Smart cards and encoders for this program in the quarter. We completed shipments of cards valued at over $900,000 under a previous order with the remaining $4.4 million of cards scheduled for delivery through calendar 2007.

We delivered $700,000 of additional Secure Optical Card Encoders in June and July, enabling the national card issuance infrastructure to be doubled to approximately 40 cities. This program was the first in which LaserCard assumed responsibility for implementing all systems integration services, which included supplying and installing personalization hardware, along with the oversight of the card personalization process and the quality of the personalized cards. We then transitioned these activities to the customer, and now continue to supply cards and encoders.

I view the customer satisfaction, along with the ongoing expansion of the program, as an illustration of our expertise in supporting a national ID program from the start up of a large network of issuance sites to its controlled handover to the customer, to the point of maturity, where we work together to refine the system for the most effective day-to-day operations. We believe that this program has the potential to generate annual revenues of approximately $10 million per year when it’s fully implemented.

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Turning to North America and the U.S., we shipped $2.7 million worth of Green Cards and Laser Visa Border Crossing Cards under our new subcontract with the Department of Homeland Security. During the quarter, DHS published a request for information regarding the planned upgrade of its current card issuing equipment, which has issued more than 25 million Green Cards and Border Crossing Cards at its facilities in Kentucky, Nebraska, and Vermont over the past ten years. The RFI confirmed the future requirement to personalize Optical Memory Cards, and we have supplied information regarding our state-of-the-art secure encoders which have much improved throughput and other performance factors versus the original units. General Dynamics has submitted a proposal in partnership with us and believe that they are well positioned to win this business.

In parallel, we are also working on the design, security, and other potential upgrades for both the Green Card and Border Crossing Card, and are developing next-generation Optical Cards for other U.S. programs such as the proposed Department of State PASS card, which includes RFID.

On the product development front, we’re in field trials with our new Green Card Authenticator product which allows employers to quickly authenticate Green Cards, thereby avoiding the potential penalties of hiring illegal immigrants. We anticipate a commercial launch of the product in the near future, and expect enthusiastic response from the U.S. employer community and other entities such as law enforcement agencies and state DMVs. They have a responsibility under the Real ID Act to validate driver’s license applications by Green Card holders.

Moving onto Canada. The Government approved the design and security enhancements we recently made to the Canadian Permanent Resident Card. As a result, we shipped approximately $200,000 worth of cards in the first quarter. In July, we’ll continue to ship off an existing $500,000 backlog. We anticipate receiving a follow-on order, with contract extension, this month.

In India, the Vehicle Registration Program in three states continues to grow at a steady pace. In the first quarter, we shipped a total of about $600,000 worth of chip-ready Optical Cards, a new quarterly high point for these programs. We anticipate continued growth.

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Now I will update progress in Italy and the two national-level ID programs using our Optical Memory Cards. The issuance of foreign resident cards, the PSE, continues. According to our VAR, Laser Memory Card, approximately 700,000 foreign resident applications have now been received for these cards, and over 100,000 cards have been successfully issued. We understand that the Italian prime contractor, Poligrafico, is planning to double their production capacity to meet the significant demand for these cards. If this occurs, based on the government’s estimate of the foreign resident population, we anticipate receiving another order for these cards within approximately nine months.

Regarding the Citizen ID Program, the CIE, there’s encouraging news that the lack of issuing capacity is being addressed. First, work is proceeding defining the rules that provide for the upgrade and expansion of the data network that drives card issuance. We expect this to be resolved this summer in preparation for higher card issuance levels in the fall.

Second, according to our VAR, Poligrafico is preparing for volume card issuance both centrally from its own facility and for the anticipated requirements for distributed issuance from the Italian provinces. We have reports that the target date for the provinces to have new issuing capabilities is October.

Third, Poligrafico is acting to upgrade their original Optical Card Encoders to our latest, higher throughput models to be prepared for anticipated high-volume issuance needs.

Fourth, Poligrafico is working with us to become qualified as our printer for secure polycarbonate sheets, which adds Italian manufacturing content to the final cards.

In other positive updates, we have received orders valued at approximately $150,000 for customized versions of the Citizen ID cards, which have information printed in French, German, or Slovenian on them for special status border communities.

Based on the above actions and other ongoing discussions, we remain confident that the National Citizen ID Card Program will roll out this calendar year.

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Challenge Card Design, our German subsidiary, reports progress in both Optical Memory Card market development in the EMEA and Asian regions and in its specialty cards and printer business. Work efforts in the past month have resulted in participation in new international tenders, including a large-scale national ID card program. Additionally, CCD has participated in several new RFPs for e-Passport-related products. In the current quarter, we will complete the shipment of CCD’s first order for $100,000 worth of its new high-security, laser engravable, passport data page.

Many countries around the world are currently in the process of upgrading their passport systems, and, in particular, are looking to enhance the security of the document. One way of achieving this is to replace the traditional paper data page which holds the passport bearer’s photo and demographic information, with a polycarbonate data page that is far more durable and has more sophisticated security features. Additionally, the polycarbonate page is the best means to integrate the new ICAO standard 72-kilobit e-passport chip which we offer as an option.

Industry analysts predict that most new passports will be passports numbering in the tens of millions over the coming years. We look forward to CCD carving out another specialty card niche in this thriving product sector.

Turning to commercial business, I’m pleased that we have successfully introduced a new business service with the first sale of LaserPass-Access, our new facility security system, where we leverage existing building security systems with our secure, biometrically-enabled Optical Memory Cards as employee badges.

As part of this project, we have been contracted to personalize employee badges on a fee-per-badge basis. Employee information, including facial image and fingerprint biometrics, is acquired at the customer’s facilities using our LaserPass-Access Data Capture System which automatically sends the data to our print server over a secure Internet connection. Within 24 hours, they receive their completed badges. This allows customers to take advantage of our secure technology without having to incur the capital expenditures necessary for the personalization of these secure employee badges. We see this system as expediting card program implementations since it eliminates the delays frequently associated with infrastructure development. We intend to aggressively market this as a fulfillment service.

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Looking ahead, we continue to focus on strategically positioning LaserCard for growth opportunities worldwide. There are currently about a dozen programs in various stages of development that offer significant growth potential for the company, both in the near term and over the next few years. We are working hard to optimize our technology, build our team, and expand our global capabilities in order to deliver on this potential.

This concludes our prepared remarks. Operator, you can now poll the audience for questions regarding our quarter.

OPERATOR: Thank you, sir. [Giving instructions for calling in to ask a question.] Okay. You’re first question will come from Brian Ruttenbur. Please state your organization.

MR. BRIAN RUTTENBUR: Hello, this is Brian Ruttenbur with Morgan Keegan. A couple of follow-up questions, as usual. On a going-forward basis, let’s just start off with the U.S. government business. It’s probably going to remain at these levels given your new contract. Is that reasonable?

MR.  LARSON: You know their run rate is approximately 10 million, you know, 9-10 million a year between the two Green Card and Border Crossing Card programs, and we would expect it to be in that range. Yes.

MR. RUTTENBUR: Okay. Was this quarter a little heavier than —

MR. LARSON: This quarter was a little heavier. They took a little bit more of the Border Crossing segment.

MR. RUTTENBUR: Oh, okay. Okay. As I started doing the math, so it should be more of a normalized run rate next quarter?

MR. LARSON: Right.

MR. RUTTENBUR: Or the quarter we’re currently in, I should say. For Canada, that was light, as we anticipated. Is that program up fully again—well, I guess it never came down, but the orders—I think you’re waiting for additional orders. Is that right?

MR. LARSON: Right. The contract extension and a new order would be expected this month, we believe. And their historical run rate, you know, we did have a gap there while the technology refreshment was going on —

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MR. RUTTENBUR: [Interposing] Right.

MR. HADDOCK: — and so there might be, as we ramp up in the next couple of quarters, a little bit more than would be the run rate to build back their safety stock.

MR. RUTTENBUR: Okay. Because you normally do about 400,000—is that right—a quarter?

MR. HADDOCK: Right.

MR. RUTTENBUR: Okay. So you could see that rate this period? And then maybe even higher next quarter?

MR. HADDOCK: Depends upon how fast, you know, how soon the order gets here and how quickly, you know, the ramp up is.

MR. RUTTENBUR: Oh, Okay.

MR. LARSON: But I would say spread through the next two quarters.

MR. RUTTENBUR: Anywhere from zero to 4- or 500,000 would be the range for the period?

MR. LARSON: Yeah, I would think that we get back to the normal run rate of 400,000, but they’re going to probably take a little bit more than that over the next couple of quarters to build up their safety stock.

MR. RUTTENBUR: Okay. On India, it appears that things are moving along well. So will things continue at these levels or should we expect some bumps here?

MR. LARSON: I think you should expect some modest growth through the quarters.

MR. RUTTENBUR: Okay. Because you had good growth sequentially, should we expect that same kind of growth from last period?

MR. HADDOCK: I think we see the program steadily growing. We have no reason to think that that growth will decrease for any sudden reasons though.

MR. RUTTENBUR: Okay.

MR. HADDOCK: We’re pleased with it so far.

MR. RUTTENBUR: And are they issuing in what? Two provinces now?

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MR. HADDOCK: Well Delhi and Maharashtra are the main users of cards. There’s still usage in Gujarat, the original state, but that’s at a lower level. So it’s really Delhi and Maharashtra which are the volume drivers, with Delhi being more developed since it started a couple of years earlier. And Maharashtra is really just getting up and going.

MR. RUTTENBUR: And right now they’re only issuing to new vehicles, right?

MR. HADDOCK: Yes.

MR. RUTTENBUR: Okay. So they haven’t gotten to the used vehicles. It’s just whenever there’s a new vehicle, this is what’s being issued with them?

MR. HADDOCK: I believe so. I think there maybe some additional other types of vehicles, but not on a large scale.

MR. RUTTENBUR: Okay. The Middle East. Because of your backlog, you should have a big ramp this next period from the $900,000 level. Is that right?

MR. HADDOCK: Yes.

MR. RUTTENBUR: Okay.

MR. LARSON: Yeah. We have $4.4 million in backlog that will be shipped over the next two quarters.

MR. RUTTENBUR: Okay. Six million in backlog, right, from them?

MR. LARSON: No. The 6 million includes the 900,000 that we shipped, and then the drives. So that leaves 4.4 million backlog for the next two quarters.

MR. RUTTENBUR: Okay. So is that fairly even or do you think it will be back half, back quarter weighted?

MR. LARSON: That’s really tough to say because, you know, whether a shipment hits on, you know, September 28th or October 10th, you know, it makes a difference on what quarter it’s in. So it could be 40 percent in the next quarter and 60 percent in the following quarter.

MR. RUTTENBUR: Okay.

MR. LARSON: Or vice versa.

MR. RUTTENBUR: Okay. But the drives will show up in this September period?

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MR. LARSON: The drives, 25 percent of those were shipped in June and 75 percent in July.

MR. RUTTENBUR: So that makes how many left in terms of dollar amount? I forgot how much it was for.

MR. LARSON: So it’s 700,000.

MR. RUTTENBUR: Okay, so I can do the math. I’m sorry. Seven hundred thousand. So 75 percent of 700,000 should get shipped this period.

MR. LARSON: Right.

MR. RUTTENBUR: Okay. The big question then always comes—well, let me ask. The commercial market, do you expect any additional revenue from this new customer in this period?

MR. HADDOCK: Not of any significance. It’s more new business opportunity where we’re exploring the potential. We have engaged in discussions with some of our existing VARs on utilizing this service for some of their program opportunities where they were having difficulty in financing the infrastructure, but had the potential of orders. And so we are talking to them about using it, which could generate some revenue in the quarter, but not enough to swing your needle much.

MR. RUTTENBUR: Okay. And that’s all going to be sold through VARs. Is that plan? No internal sales?

MR. HADDOCK: That’s sold directly by us at this point.

MR. RUTTENBUR: Oh, okay. It’s all direct—100 percent.

MR. HADDOCK: So far.

MR. RUTTENBUR: What kind of sales force do you have for selling that?

MR. HADDOCK: We haven’t really pushed it into the sales force yet because we’ve been using this initial customer, who is local out here in California, as our base pilot model to sort of shake the bugs out of it. They’re very pleased with it. And we’re quoting to them directly to implement another system very soon. Being in a commercial system for companies, it’s not a large revenue potential at this point, but it’s providing us with the means to provide this service which we think could be used on much larger-scale opportunities.

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MR. LARSON: I think we’re also—

MR. RUTTENBUR: So you don’t plan to hire a big sales force?

MR. LARSON: We have some partners that are in that kind of business that, you know, we could leverage off of.

MR. RUTTENBUR: Right. So you don’t plan to hire any big sales force right now or even a salesman dedicated to this area?

MR. HADDOCK: We have budgeted that, but we’re not executing yet on that.

MR. RUTTENBUR: Okay. And then, I guess the big question of the day, it always is, Italy. It looks like some things are moving forward. Should we figure and given that August is usually a shut-down month for the entire continent of Europe, shouldn’t expect any orders between now and August, but hopefully after that, between kind of September and December, that’s when the order should come. Is that the idea?

MR. HADDOCK: We certainly believe that we should see it in that timeframe. We do have very active communications with them because, I think in general, to their best ability, they try to get things organized to continue on through the August time period. So I would think we’ll have much better visibility toward the end of the month on where we are.

MR. RUTTENBUR: Okay. And then can you talk about what Italy, on the CIE card and the PSE, have in terms of inventory? Do you know?

MR. HADDOCK: I think the last blocks of inventory that were delivered, there was about one-and-a-half million cards of each type there. I believe that in the case of the CIE card, they were in the process of initializing, which is essentially branding the cards for specific cities, some hundreds of thousands of cards, but I would guess the inventory is still in the million-card range, which, once the program is fully developed, a million cards represents really only 10 percent of their annual need. So since it should be running when fully developed, more like 10 million cards a year. So it’s going to take awhile before they get the infrastructure to burn that off, but I think they’re going to, as they initialize cards for cities, rolling out that inventory will go pretty quickly once they get going.

MR. RUTTENBUR: Okay. Do you know the issuance rate right now for the CIE or PSE?

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MR. HADDOCK: Well the PSE cards, which is the new program that it took them awhile to get going because they had to develop the model of how they were capturing the data from the foreign residents, which is being done essentially by applications that you can get at post offices and other public access points like that. And when they first started doing this, a lot of the applications they got in had errors of people filling out the forms incorrectly. They had a hard time converting those forms into data that they could personalize the cards with. So they’ve got a backlog of about 700,000 applications which actually had been paid for, before they could shake out a lot of the enrollment issues, which looks largely resolved.

So they’ve gotten rolling again. I think they’ve issued, well it’s certainly more than 100,000 cards at this point. I think with their increased hardware projections, they should be able to do that on a monthly basis, once they have that in place, easily.

MR. RUTTENBUR: Okay. I had more questions. I’m going to jump back in queue. Thank you.

OPERATOR: Okay. Your next question will come from Chris Quilty. Please state your company.

MR. CHRIS QUILTY: Oh, he may have to jump right back in because he took all my questions—not all of them, but let me just follow up on a question. Can you talk about where you stand right now in terms of both production capacity yields in planning for some of these programs?

MR. HADDOCK: Well many of these—we have the two processes, if you remember, between the roll-process card and sheet-process card. And as these programs have been developing, more and more are shifting to the sheet-process card. But I probably should turn that question over to Chris because he’s sitting right next to me.

MR. CHRIS DYBALL: The plan has the capacity currently to finish about 16 million cards a year. We could finish somewhere in the range of 9-10 million sheet-process cards which, as Richard said, is the growing type of card. We have the ability to finish 14 million E-Beam process cards, but this is really excess capacity because most of these products are beginning to move towards the sheet process.

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Sheet process is a lot easier to expand. It can be done on an incremental basis fairly quickly. So it’s a lot easier to gear up to make more sheet-process cards than it would be to make roll-process cards. So the capacity to supply these cards is really not an issue.

MR. QUILTY: But the sheet process has not traditionally yielded the same type of margin as the roll.

MR. LARSON: That’s not true. I think that early on when we first went into the sheet-card business, that was true, but we’ve been in it for awhile and I think that the margins are similar.

MR. QUILTY: Okay. And you’ve had a couple of different time periods when you’ve moved around the production and finishing of those cards specifically for the Italian project. And is that whole configuration and process now pretty much set?

MR. DYBALL: Well, there was a period where we were finishing most of the cards for the Italian project in Germany. We’ve actually installed a new laminator in Mountain View which has better process capability. And at the moment, we’re finishing, or would finish, Italian cards in Mountain View although we certainly wouldn’t rule out moving back some of that finishing to Germany in the future.

MR. QUILTY: Okay. And I may have totally blanked if you were talking about it, but all the North American driver’s license initiatives and the status of where you think that’s going?

MR. HADDOCK: We didn’t discuss that. I think we do get asked to provide bits on different initiatives in different states. So we remain actively focused on that area. So as states actually get serious about adding security to driver’s licenses as they want to move to more secure types of cards, including even just polycarbonate cards, laser-engraved polycarbonate cards, which we do offer that were developed by CCD in Germany, and now we can also make here in Mountain View, we will follow and bid on programs regardless of whether they require optical memory. We can make any kind of cards. So we will follow them.

MR. QUILTY: Got it. Okay. Well, thank you very much, gentlemen.

MR. HADDOCK: Thanks, Chris.

OPERATOR: Okay. Your next question will come from Jeremy Grant. Please state your company.

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MR. JEREMY GRANT: Hi, Jeremy Grant with Standford Group. How are you guys doing?

MR. HADDOCK: Hi, Jeremy.

MR. GRANT: A couple of questions. Just, one, recapping the last quarter, 4.6 million in optical card sales. You mentioned, I think it was 2.7 from the U.S., 200,000 in Canada, 900,000 with Middle East, and 600,000 in India, which totals 4.4. What was the other 200,000?

MR. LARSON: Just miscellaneous programs: AMS and residual from the old VISX program which is now AMO.

MR. GRANT: Okay. I know in the press release you said you received and shipped a small order for the foreign language versions of the CIE card. Was that also included in that or was that something that shipped this quarter?

MR. LARSON: No. That order was shipped in the first quarter.

MR. GRANT: Okay. So that was part of that.

MR. HADDOCK: Okay.

MR. GRANT: Okay. And then I actually had a question. Brian was asking about the physical security program you guys have set up. It sounds like it’s just a small pilot right now and it’s not really material to the income statement.

MR. HADDOCK: That’s true.

MR. GRANT: Okay. On the Middle Eastern project, so basically the next two quarters, there’s 4.4 million in cards in backlog that you’ll be shipping. Do you guys have projections as to what the run rate would be per quarter afterwards? It sounds like you’ve finally got the infrastructure up, which is great news, so at that point you’d be really shifting, I guess, to providing cards every quarter for it?

MR. HADDOCK: Well as they get the infrastructure in place, it’s hard to predict when it settles into a smooth quarterly run rate. But just looking at their marketplace and knowing how much infrastructure they’re going to have in place, that’s where we come up with our forecast goal of around $10 million worth of business annually. So whether that comes down in smooth quarters, usually it doesn’t.

MR. GRANT: Okay. I guess what I’m trying to sort out is I imagine there’ll be kind of a rush at first on orders as they’re actually issuing cards to everybody in the country and then from there you go to more of a replacement phase?

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MR. HADDOCK: Well I suppose. It’s hard to quite model that. You know, half of the population in the country is under the age of 18, which is the age at which you get new cards. And so it has a pretty large-scale feeder population coming in that will require new cards.

MR. GRANT: Okay. And—

MR. LARSON: Probably, it’s like a hundred million at the country, you know. Something like that. I mean, you know, to get to full issuance at some tens of millions, maybe up to a hundred million dollars.

MR. GRANT: Okay.

MR. LARSON: But as we’ve said, there’s, in the current contract, they have options to purchase about 36 million, $37 million worth of cards over the next four years, in addition to this order.

MR. GRANT: Okay. Great. And finally, on Italy, I wanted to ask a bit, I think on the last call we talked about, you know, there’s—depending on who you talk to over there—you know, some talk that once they get past the current backlog, they’d want to do some kind of redesign of the card that would also incorporate a contactless interface to the CIE so that would be compatible with some of what’s going on in the other EU national IDs. And as, you know, we talk to folks to Italy and they say, you know, there’s a CIE. There’s also a government services card. There’s a health card program and some other things. You know, one of the questions that pops up to me is the initial, you know, 1.5 million, you know, cards that are inventory get issued, is there a threat that you could have a delay, say, similar to the one you just had in Canada doing a redesign when they tried to incorporate the second interface, they could further push things off.

MR. HADDOCK: Anything’s possible. We don’t think, in the short term, they’re going to try to move that fast on that. There certainly are initiatives to have dual-interface contact, contactless cards in Europe, but the discussion of that is well in advance of the reality, although we are working on doing exactly that. There are other programs in Italy that we’re working toward. They’re smaller-scale things, more in the regional areas whereby we probably will see the development of us showing a dual-interface EU standard type of hybrid card with an optical stripe.

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MR. GRANT: Okay. And right now, you know, going back to Italy, you said you’re expecting something to pop up, I guess, toward the end of the year given the current steps that are going forward?

MR. HADDOCK: We believe so. Yes.

MR. GRANT: Okay. And then the final question was the polycarbonate passport pages that you ship. Are you guys able to disclose what the country is that those will be used for?

MR. HADDOCK: No. That’s under very strict confidentiality at this point so we can’t. It’s, from our perspective, a pretty good upside potential there, but until it gets a little bit more established, there’s not much more we can give you on that.

MR. GRANT: Okay. Are you able to say a continent or region?

MR. HADDOCK: They don’t even want us to do that.

MR. GRANT: Okay. So business, that’s good. Okay. I think that’s it. I’ll drop back in the queue. Thanks.

MR. HADDOCK: Thanks.

OPERATOR: Okay. [Reminder of the procedure to ask a question.] Your next question will, once again, come from Brian Ruttenbur. Your line is open.

MR. RUTTENBUR: Okay. As usual, I ask a lot of questions. Sorry. Okay. Gross margins. Given your mix of business in the September period, gross margins overall should be trending up slightly? Is that what I should be looking at from this quarter?

MR. HADDOCK: Yes.

MR. RUTTENBUR: Okay. You did 21 percent this period—and I’m trying to do a back-of-the-envelope—we should get into kind of the mid- to low twenties?

MR. LARSON: I think that, you know, mid-, upper mid is a good place to be.

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MR. RUTTENBUR: Okay. Is that because the growth in the Middle Eastern cards just getting the volume to pick up and gain the throughput?

MR. LARSON: Yeah, it’s the volume. It’s increasing in volume.

MR. RUTTENBUR: Okay. The German cards or Cards & More, that volume should be around the 2.8 million in revenue, 2.9, where it’s been holding steady and no reason for a pick up or drop off?

MR. LARSON: No, we see no significant change there. There might be a small modest increase, but, you know, nothing spectacular.

MR. RUTTENBUR: Okay. And then you talked also about trends with SG&A holding that flat, and then research and engineering. You’re taking that up 7, 8, 10 percent—I guess, 8-10 percent, quarter over quarter. What’s going on there with R&D?

MR. HADDOCK: Well there’s a number of different initiates we have. Obviously, as we were discussing earlier, the development of more of these contactless and RFID products, hybrid cards, it’s part of our effort along with the resulting changes in our read/write drives and readers also to be compatible with different sorts of RFID technology. But a large part of that is our continuing development of other medias, other secure types of features for our cards, and just trying to find more value-added features for our product line.

MR. RUTTENBUR: Okay. And then, I guess one of my final questions is on Italy. Should the next big factor that we look for out there be Italy ramping up their issuing process, ordering a bunch of read/write drives or ordering a bunch of printers? Is that the next big event? What’s the next big thing on the horizon that would be positive for you guys, that you’d be reading in the newspaper?

MR. HADDOCK: Yeah, I think if there was a significant uptick in either encoders from us or printers from somebody else, you know all that has to happen for all the cities to get outfitted, but also there are activities for the improvement of the central issuance sites. There’s also activities going on in terms of the data handling database communication structure, which, you know, it’s maybe harder to track that, but those are things which we believe are ongoing to pull this off.

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MR. RUTTENBUR: Okay. I may have misunderstood. I thought that the database capacity was in place. Is it not? What do they need to do?

MR. HADDOCK: Well they want to keep adding to that because if they want to have many more cities and municipalities be able to get data in real time, they need to increase their ability to service the sites. So they’re working on that, as well as trying to define better for the cities what the system configuration of these distribution systems is because they sort of have a standard that cities should buy in terms of, you know, what PC do they use, what printer do they use, what suite of hardware does it take to . . is authorized to be used to initialize a card. And a lot of those configurations were defined several years ago. And with the changes in, you know, computers and printers—there’s new models—they need to redefine what the appropriate set of equipment is for the cities. And they’re in process of doing that.

MR. RUTTENBUR: Okay. What would the derail the Italian card at this point?

MR. HADDOCK: Change of government—

MR. RUTTENBUR: Okay.

MR. HADDOCK: It doesn’t derail the card, it just adds more delay, but I mean, obviously the government delays are hard to predict. We believe that there’s still a very strong national interest in getting the card program done. We see no change in commitment at the national level. We also see no change in commitment to our technology being the basis of the card. So it’s just a matter of overcoming the delays we’re also frustrated waiting to resolve.

MR. RUTTENBUR: Okay. And then in the Middle East, how long do you think it will be before the Middle East is a hundred percent operational?

MR. HADDOCK: Well, with these orders for encoders, we see them as—well, they’re just freshly receiving those. It will take them a few months, I think, to get them deployed into these additional cities. We believe that once they get that in place, we may see that happen again, and 40 sites go to 80. If they get to 80, I’d say that is full deployment of the distributed system. And that somewhere in parallel with that, we believe they will be implementing a centralized card issuance system to also, much the same as Italy, augment the distributed system with a centralized issuance system. And we believe that will be used largely to service the smaller cities that can’t justify the expense of having their own card issuance infrastructure. So all together, that might take them a year or so to get fully configured and running.

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MR. RUTTENBUR: Very good. Thank you very much.

MR. HADDOCK: Okay. Thanks, Brian.

OPERATOR: Okay. Your next question will come from Al Durfee. Please state your company name.

MR. AL DURFEE: Smith Barney. Yeah, my question is would you talk about your card licensee in Slovenia and what’s the status there and what’s going on?

MR. HADDOCK: Our licensee, GIG, was Global Investments Group, which has transitioned to their financial partner, Prevent. They have completed their equipment and license payments to us. We are in the process of having fairly frequent discussions with them about putting together their intended schedule for implementation of the facility. Actually, this week we have with us their new project engineering manager who is working with our engineers to better understand the facilities requirements to put together their building there. They have leased a large building in Ljubljana. I visited the site and, you know, it’s certainly appropriate to scale for the task at hand. So we see them taking the steps necessary to implement the facility which we would all like to get going this year.

MR. DURFEE: Thanks. So you think they’ll be up and running sometime this year.

MR. HADDOCK: Well we think this process is going to start and then it’s a matter of, you know, when does the facility actually make the cards. You know, it will take from the moment we ship a box to the time it’s making cards, on the order of six to nine months, we would believe.

MR. DURFEE: Okay. Thank you.

OPERATOR: Okay. Your next question will come from Jim Gentrup. Your line is open. Please state your company.

MR. JIM GENTRUP: Meadowbrook Capital.

MR. HADDOCK: Hello?

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MR. GENTRUP: Hey, Richard, are you still there?

MR. HADDOCK: Yes. Yes, we’re here.

MR. GENTRUP: Okay. All my questions have been taken. I was going to ask about the Prevent update, and you just gave it. But just one clarification. The R&D number that you’re talking about, that 8 to 10 percent increase, is that year over year or is that sequential from this quarter?

MR. LARSON: Sequential.

MR. GENTRUP: Okay. That’s all I have. Thank you very much.

MR. HADDOCK: Thanks.

OPERATOR: At this time, I show no further questions. I’d like to turn the conference back over to Mr. Haddock. Thank you, sir.

MR. HADDOCK: Thank you for joining us today. We look forward to updating you on our progress during next quarter’s conference call. We’ll be at the Morgan Keegan 2007 Equity Conference in early September in Memphis. Please call us if you’d like to set up a meeting there. Thanks again for joining us. Bye for now.

OPERATOR: That concludes today’s teleconference. You may disconnect at this time. Thank you.

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